Exhibit 21

List of Subsidiaries

1. Reef Ventures, L.P.
2. Reef Marketing, LLC
3. Reef International, LLC
4. Sonterra Energy Corp
5. Marea Associates, LP
6. Arrecefe Management, LLC
7. Rio Bravo Energy, LLC
8. Sonora Pipeline, LLC
9. Terranova Energia S. de R.L. de C.V.
10. Esperanza Energy, LLC
11. Tidelands Exploration and Production Corporation